Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Reports Third Quarter Fiscal 2020 Results

Company raises adjusted EPS guidance on lower expected tax rate; continues work on automotive separation and exit

Racine, WI – February 4, 2020 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the third quarter ended December 31, 2019.

Third Quarter Highlights:

•	Net sales of $473.4 million decreased 12 percent from the prior year
•	Operating income declined to $8.2 million and adjusted operating income to $24.0 million
•	Earnings per share of $0.02 and adjusted earnings per share of $0.37
•	Raised adjusted EPS guidance range for fiscal 2020 due to lower expected tax rate, confirmed sales and adjusted operating income guidance
•	Progressed automotive separation and exit strategy, plan to report automotive segment in fiscal 2021

“As we anticipated, the sharp declines in key end markets resulted in lower vehicular sales and sales volume declined to our refrigeration and data center customers,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We quickly responded to these market conditions by implementing comprehensive cost savings initiatives across the organization.  We exceeded our earnings expectations for the quarter, in part due to the benefit from these actions.”

Financial Results

Net sales decreased 12 percent in the third quarter to $473.4 million, compared with $541.0 million in the prior year period.  The decrease was primarily driven by market-related volume declines in all global markets in the Vehicular Thermal Solutions (“VTS”) segment and lower data center and refrigeration sales in the Commercial and Industrial Solutions (“CIS”) segment.  This was partially offset by slightly higher sales in the Building HVAC Systems (“BHVAC”) segment.

Gross profit decreased 20 percent in the third quarter to $73.5 million, primarily driven by volume declines in the VTS and CIS segments.  This was partially offset by higher gross profit in the BHVAC segment, which increased 5 percent on higher sales volumes. Overall gross margin decreased 140 basis points during the quarter to 15.5 percent, primarily due to lower margins in the VTS and CIS segments as a result of lower sales volume.

Selling, general and administrative (“SG&A”) expenses were $63.5 million in the third quarter, $6.3 million higher than the prior year.  This increase was primarily due to an increase of $11.4 million of costs associated with the separation of the VTS segment’s automotive business, which consisted primarily of accounting, legal and IT professional services and other costs incurred to prepare the business for sale. During the fiscal year, the Company made the necessary investments to separate the automotive business with the majority of this work completed during the quarter.  The net decrease in other SG&A expenses was $5.1 million, due primarily to lower compensation-related expenses, including incentive compensation.  This significant decrease also included the initial benefits from cost savings initiatives across the organization.

Operating income was $8.2 million in the third quarter, compared to $33.6 million in the prior year.  This decrease was driven primarily by lower gross profit and higher SG&A expenses, as compared to the prior year. During the third quarter of fiscal 2020, the Company recorded $14.0 million of costs related to the separation and potential sale of the automotive business and $2.6 million of restructuring expenses primarily related to employee severance expenses and equipment transfer and plant consolidation costs.  The Company also sold a previously-closed manufacturing facility during the third quarter of fiscal 2020 and, as a result, recorded a gain of $0.8 million.  In the prior year, strategy and restructuring expenses and certain other items totaled $1.2 million.  Excluding these items, adjusted operating income of $24.0 million was down 31 percent compared with $34.8 million in the prior year.

Earnings per share was $0.02, compared with $0.35 in the prior year.  This decrease was primarily due to lower operating income compared to the prior year, including the impact of lower sales volume and higher strategy costs, and a higher effective tax rate.  Adjusted earnings per share decreased $0.05 in the third quarter to $0.37, compared with $0.42 in the prior year.  This decrease was primarily due to lower adjusted operating income compared to the prior year.

Third Quarter Segment Review

•
VTS segment sales were $271.9 million, compared with $323.3 million one year ago, a decrease of 16 percent.  This decrease was driven by lower sales to all vehicular end markets and included the planned wind-down of certain commercial vehicle programs.  The segment reported gross margin of 10.6 percent, down 220 basis points from the prior year.  This decrease was primarily due to lower sales volume.  Operating income of $4.3 million decreased $11.2 million compared to the prior year.  This decrease was due to lower gross profit on the lower sales volume, partially offset by lower SG&A expenses as compared to the prior year resulting from cost saving initiatives.

•
CIS segment sales were $147.5 million, compared with $167.0 million one year ago, a decrease of 12 percent.  This decrease was driven by lower sales to a large data center customer and to commercial HVAC and refrigeration customers. The segment reported gross margin of 15.4 percent, down 150 basis points compared with the prior year, primarily due to lower sales volumes and unfavorable sales mix.  Operating income of $8.3 million was down $4.8 million, primarily due to lower gross profit, partially offset by lower SG&A expenses as compared to the prior year resulting from cost saving initiatives.

•
BHVAC segment sales were $64.9 million, compared with $64.2 million one year ago, an increase of 1 percent.  This increase was driven primarily by higher sales of heating and ventilation products in the U.S., partially offset by lower sales of air conditioning and ventilation products in the U.K.  The segment reported gross margin of 35.5 percent, which was 120 basis points higher than the prior year.  This improvement was primarily due to slightly higher sales volume and favorable sales mix.  The segment reported operating income of $13.5 million, an increase of $0.5 million, primarily due to higher gross profit, partially offset by higher SG&A expenses.

Balance Sheet & Liquidity

Total debt was $447.7 million as of December 31, 2019. Cash and cash equivalents at the end of the third quarter were $36.2 million. Net debt was $411.5 million as of December 31, 2019, an increase of $3.5 million from the end of fiscal 2019.  In connection with its issuance of $100.0 million of 5.85 percent Senior Notes in January 2020, the Company reclassified $100.0 million of debt from “Debt due within one year” to “Long-term debt” on its December 31, 2019 balance sheet.

Net cash provided by operating activities for the nine months ended December 31, 2019 was $45.9 million, compared with $67.4 million one year ago. Free cash flow for the nine month period was a use of $12.3 million.  Year-to-date fiscal 2020 free cash flow was negatively impacted by cash payments related to the potential sale of the automotive business and restructuring activities, which totaled $34.0 million.  In addition, the Company maintained higher inventory levels as of December 31, 2019, as compared with the prior year end, largely resulting from increased stock associated with resourcing raw material purchases from overseas and program and equipment transfers in preparation of the potential sale of Modine’s automotive business.

Outlook

“We are raising our guidance range for adjusted earnings per share due to a lower projected tax rate for the year and are confirming guidance for sales and adjusted operating income,” commented Burke.  “We are making progress on our automotive exit strategy, including the plan to manage and report the automotive business as a separate segment beginning in fiscal 2021.  This will provide greater visibility through the exit process while allowing us to separately report our remaining heavy duty VTS business.”

Modine provides its updated forecasted outlook for fiscal 2020, which remains inclusive of the automotive business in its VTS segment:

•	Full year year-over-year sales down 7 to 12 percent;

•	Adjusted operating income of $85 million to $95 million; and

•	Adjusted earnings per share of $0.85 to $1.00.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, February 5, 2020 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its third quarter fiscal 2020 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 5, 2020. A call-in replay will be available through midnight on February 7, 2020, at 800-585-8367, (international replay 416-621-4642); Conference ID# 1199539. The company will post a transcript of the call on its website, on February 7, 2020.

About Modine

Modine, with fiscal 2019 revenues of $2.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: VTS; CIS; and BHVAC. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2019 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019. Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully separate and sell our automotive business within the VTS segment; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, such as pandemics and epidemics, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased component inventory, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company’s debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2020 guidance includes adjusted operating income and adjusted earnings per share.  These are non-GAAP measures, which exclude certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for and separation and potential sale of the automotive business in our VTS segment, acquisition and integration costs, impairment charges and certain other items.  These expenses or gains for the first nine months of fiscal 2020 are presented on page 8.  Beyond approximately $4.0 million of severance expenses in the VTS segment that we expect to record for additional headcount reductions approved in January 2020, estimates of these expenses and gains for the remainder of fiscal 2020 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

			(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Net sales	$473.4	$541.0	$1,502.6	$1,656.0
Cost of sales	399.9	449.3	1,270.0	1,382.1
Gross profit	73.5	91.7	232.6	273.9
Selling, general & administrative expenses	63.5	57.2	194.4	179.9
Restructuring expenses	2.6	0.5	6.7	0.7
Impairment charge	-	0.4	-	0.4
(Gain) loss on sale of assets	(0.8)	-	(0.8)	1.7
Operating income	8.2	33.6	32.3	91.2
Interest expense	(5.6)	(6.2)	(17.3)	(18.9)
Other income (expense) - net	0.1	(0.5)	(2.3)	(2.1)
Earnings before income taxes	2.7	26.9	12.7	70.2
(Provision) benefit for income taxes	(1.7)	(8.6)	(8.3)	9.3
Net earnings	1.0	18.3	4.4	79.5
Net loss (earnings) attributable to noncontrolling interest	0.2	(0.3)	0.1	(1.0)
Net earnings attributable to Modine	$1.2	$18.0	$4.5	$78.5

Net earnings per share attributable to Modine shareholders - diluted:	$0.02	$0.35	$0.09	$1.53

Weighted-average shares outstanding - diluted:	51.1	51.2	51.1	51.2

Condensed consolidated balance sheets (unaudited)

		(In millions)
	December 31, 2019	March 31, 2019
Assets
Cash and cash equivalents	$36.2	$41.7
Trade receivables	283.7	338.6
Inventories	223.9	200.7
Other current assets	67.5	65.8
Total current assets	611.3	646.8
Property, plant and equipment - net	467.4	484.7
Intangible assets - net	109.5	116.2
Goodwill	168.4	168.5
Deferred income taxes	96.1	97.1
Other noncurrent assets	82.5	24.7
Total assets	$1,535.2	$1,538.0

Liabilities and shareholders’ equity
Debt due within one year	$117.4	$114.6
Accounts payable	236.9	280.9
Other current liabilities	119.9	121.6
Total current liabilities	474.2	517.1
Long-term debt	330.3	335.1
Other noncurrent liabilities	187.7	144.7
Total liabilities	992.2	996.9
Total equity	543.0	541.1
Total liabilities & equity	$1,535.2	$1,538.0

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)

	Nine months ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$4.4	$79.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.8	57.6
(Gain) loss on sale of assets	(0.8)	1.7
Impairment charge	-	0.4
Stock-based compensation expense	5.2	6.8
Deferred income taxes	0.2	(2.9)
Other - net	3.5	2.4
Changes in operating assets and liabilities:
Trade accounts receivable	52.6	23.8
Inventories	(23.6)	(31.2)
Accounts payable	(32.4)	(11.8)
Other assets and liabilities	(21.0)	(58.9)
Net cash provided by operating activities	45.9	67.4

Cash flows from investing activities:
Expenditures for property, plant and equipment	(58.2)	(58.7)
Proceeds from disposition of assets	6.5	0.2
Other - net	4.6	0.8
Net cash used for investing activities	(47.1)	(57.7)

Cash flows from financing activities:
Net increase (decrease) in debt	3.8	(10.1)
Other - net	(7.7)	(6.2)
Net cash used for financing activities	(3.9)	(16.3)

Effect of exchange rate changes on cash	(0.5)	(2.3)

Net decrease in cash, cash equivalents and restricted cash	(5.6)	(8.9)

Cash, cash equivalents and restricted cash - beginning of period	42.2	40.3

Cash, cash equivalents and restricted cash - end of period	$36.6	$31.4

Segment operating results (unaudited)

				(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Net sales:
Vehicular Thermal Solutions	$271.9	$323.3	$897.7	$1,011.7
Commercial and Industrial Solutions	147.5	167.0	473.0	529.1
Building HVAC Systems	64.9	64.2	169.9	159.9
Segment total	484.3	554.5	1,540.6	1,700.7
Corporate and eliminations	(10.9)	(13.5)	(38.0)	(44.7)
Net sales	$473.4	$541.0	$1,502.6	$1,656.0

	Three months ended December 31,				Nine months ended December 31,
	2019		2018		2019		2018
Gross profit:	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Vehicular Thermal Solutions	$28.9	10.6%	$41.4	12.8%	$ 109.2	12.2%	$ 140.0	13.8%
Commercial and Industrial Solutions	22.7	15.4%	28.2	16.9%	69.9	14.8%	85.1	16.1%
Building HVAC Systems	23.1	35.5%	22.0	34.3%	54.5	32.1%	48.6	30.4%
Segment total	74.7	15.4%	91.6	16.5%	233.6	15.2%	273.7	16.1%
Corporate and eliminations	(1.2)	-	0.1	-	(1.0)	-	0.2	-
Gross profit	$73.5	15.5%	$91.7	16.9%	$232.6	15.5%	$273.9	16.5%

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Operating income:
Vehicular Thermal Solutions	$4.3	$15.5	$29.0	$55.1
Commercial and Industrial Solutions	8.3	13.1	25.8	39.2
Building HVAC Systems	13.5	13.0	27.6	21.0
Segment total	26.1	41.6	82.4	115.3
Corporate and eliminations	(17.9)	(8.0)	(50.1)	(24.1)
Operating income (a)	$8.2	$33.6	$32.3	$91.2

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)

			(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Operating income	$8.2	$33.6	$32.3	$91.2
Automotive separation and strategy costs (a)	14.0	1.2	34.3	1.2
Restructuring expenses (b)	2.6	0.5	6.7	0.7
(Gain) loss on sale of assets (c)	(0.8)	-	(0.8)	1.7
Environmental charges (d)	-	(0.9)	0.1	1.9
Impairment charge (e)	-	0.4	-	0.4
Acquisition integration costs (f)	-	-	-	0.2
Adjusted operating income	$24.0	$34.8	$72.6	$97.3

Net earnings per share attributable to Modine shareholders - diluted	$0.02	$0.35	$0.09	$1.53
Automotive separation and strategy costs (a)	0.21	0.02	0.51	0.02
Restructuring expenses (b)	0.04	0.01	0.11	0.01
(Gain) loss on sale of assets (c)	(0.01)	-	(0.01)	0.03
Environmental charges (d)	-	(0.01)	-	0.03
Impairment charge (e)	-	0.01	-	0.01
Tax valuation allowances (g)	0.06	-	0.06	(0.02)
Tax from legal entity restructuring (h)	0.05	-	0.05	-
U.S. tax reform (i)	-	0.04	-	(0.43)
Adjusted earnings per share	$0.37	$0.42	$0.81	$1.18

(a)
During the first nine months of fiscal 2020 and 2019, the Company recorded $34.3 million and $1.2 million, respectively, of costs at Corporate directly associated with its review of strategic alternatives for the Vehicular Thermal Solutions (“VTS”) segment’s automotive business, including costs to separate and prepare the business for a potential sale.  With the exception of $1.5 million of costs in fiscal 2020 associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the first nine months of fiscal 2020 was $8.3 million.

(b)
Restructuring expenses primarily relate to employee severance expenses, largely resulting from targeted headcount reductions, and equipment transfer and plant consolidation costs. The tax benefit related to these costs during the first nine months of fiscal 2020 was $1.0 million.

(c)
During fiscal 2020, the VTS segment sold a previously-closed manufacturing facility in Germany and, as a result, recorded a gain of $0.8 million.  During fiscal 2019, the Building HVAC Systems segment sold its operations in South Africa and, as a result, recorded a loss of $1.7 million. Annual sales for this disposed business were less than $2.0 million. There were no tax impacts associated with these transactions.

(d)
Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the VTS segment.  During the third quarter in fiscal 2019, the Company recovered $1.1 million of environmental investigation costs from a prior owner of one of these facilities and recorded the recovery within SG&A expenses.

(e)	During fiscal 2019, the Company recorded a $0.4 million impairment charge related to a previously-closed Austrian manufacturing facility within the CIS segment.

(f)	These costs related to the Company’s acquisition and integration of the Luvata Heat Transfer Solutions business.

(g)
During fiscal 2020, the Company adjusted its valuation allowances on deferred tax assets in the U.S.  As a result, the Company recorded a $3.0 million income tax charge in the third quarter of fiscal 2020.  During fiscal 2019, the Company adjusted its valuation allowances on deferred tax assets related to two separate subsidiaries in China.  As a result, the Company recorded a $2.0 million income tax benefit in the first quarter of fiscal 2019 and an income tax charge of $1.0 million in the second quarter of fiscal 2019.

(h)
During fiscal 2020, the Company recorded a net income tax charge totaling $2.7 million as a result of legal entity restructuring completed in preparation of a potential sale of the automotive business.

(i)
During the first nine months of fiscal 2019, the Company recorded income tax benefits totaling $22.2 million, which were primarily related to transition tax obligations associated with tax reform legislation in the U.S. that was enacted in December 2017 and the recognition of tax assets for foreign tax credits.

Modine Manufacturing Company
Net debt (unaudited)

		(In millions)

	December 31, 2019	March 31, 2019
Debt due within one year	$117.4	$114.6
Long-term debt	330.3	335.1
Total debt	447.7	449.7

Less: cash and cash equivalents	36.2	41.7
Net debt	$411.5	$408.0

Free cash flow (unaudited)

				(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$28.4	$30.7	$45.9	$67.4
Expenditures for property, plant and equipment	(16.8)	(20.8)	(58.2)	(58.7)
Free cash flow	$11.6	$9.9	$(12.3)	$8.7

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com